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                                                               Exhibit (a)(1)(W)



FOR IMMEDIATE RELEASE
Contact: Shari Eastwood
Telephone Number: (866) 275-3707




     MAJORITY OF UNAFFILIATED LIMITED PARTNERS CONSENT TO MERGER OF ARVP II ACQUISITION, L.P. WITH AND INTO AMERICAN RETIREMENT VILLAS PROPERTIES II, L.P.
   SATISFYING CONDITION TO RELATED TENDER OFFER FOR LIMITED PARTNERSHIP UNITS




COSTA MESA, C.A. - (BUSINESS WIRE) - August 13, 2004 - ARVP II Acquisition, L.P. (the "Purchaser") announced today the satisfaction of the condition to its offer to purchase all of the limited partnership units (other than units owned by ARV Assisted Living, Inc. ("ARV") or its affiliates) of American Retirement Villas Properties II, a California limited partnership (the "Partnership"), requiring the consent of limited partners of the Partnership holding more than 50% of the units not held by ARV or its affiliates to the proposed merger of the Purchaser with and into the Partnership (the "Merger Proposal"), as described in the Purchaser's Offer to Purchase and Consent Solicitation Statement, dated March 24, 2004 (the "Offer to Purchase").



Based upon a preliminary count, as of the close of business on Thursday, August 12, 2004, a total of 8387.8 units, or approximately 50.23% of all outstanding units (other than units owned by ARV or its affiliates) have been voted in favor of the Merger Proposal. As a result of the Purchaser's receipt of sufficient consents approving the Merger Proposal, all votes previously delivered have become effective and may not be changed. Accordingly, the condition to the Purchaser's tender offer requiring approval of the Merger Proposal by limited partners holding a majority of the units that ARV or its affiliates do not own, has been satisfied. Subject to the satisfaction of the other terms and conditions of the tender offer as described in the Offer to Purchase, the Purchaser will purchase all of the units validly tendered and not withdrawn on or prior to the expiration date of the tender offer, August 26, 2004, unless further extended (the "Expiration Date"). Payment for any units so purchased will be made promptly following the Expiration Date.



ARV Assisted Living, Inc., the general partner of the Partnership, directly or indirectly wholly-owns the Purchaser, and is a wholly-owned subsidiary of Atria Senior Living Group, Inc. ARV Assisted Living, Inc. also owns approximately 52.5% of the limited partnership units of the Partnership.



Unitholders who have any questions about the Purchaser's offer and/or consent solicitation, need help or would like additional copies of the Offer to Purchase or the Agreement of Assignment and Transfer, or any other documents previously disseminated to unitholders, should contact ACS Securities Services, Inc. at the number above.



THE PURCHASER STRONGLY ADVISES ALL PARTNERSHIP UNITHOLDERS TO READ THE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND THE CONSENT FORM THAT THE PURCHASER MAILED TO ALL UNITHOLDERS, AS WELL AS ITS SCHEDULE TO AND SCHEDULE 14A, WITH EXHIBITS AND THEIR AMENDMENTS, THAT HAVE BEEN FILED WITH THE SEC.



THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE ANY UNITS, THE SOLICITATION OF AN OFFER TO SELL ANY UNITS, THE SOLICITATION OF THE CONSENT OF ANY LIMITED PARTNER OR A RECOMMENDATION TO ANY UNITHOLDER TO TAKE ANY ACTION WITH RESPECT TO ANY OFFER. THE SOLICITATION AND OFFER TO BUY UNITS OF THE PARTNERSHIP AND THE SOLICITATION OF UNITHOLDER CONSENTS ARE BEING MADE PURSUANT TO THE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER, THE CONSENT FORM AND RELATED MATERIALS THAT THE PURCHASER HAS SENT TO UNITHOLDERS AND FILED WITH THE SEC. THE PURCHASER STRONGLY ADVISES ALL UNITHOLDERS TO READ SUCH MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION. UNITHOLDERS MAY OBTAIN COPIES OF THESE MATERIALS FOR FREE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, ACS SECURITIES SERVICES, INC., AT (866) 275-3707 (TOLL-FREE). INFORMATION RELATING TO THE PARTICIPANTS IN THE OFFER AND CONSENT SOLICITATION IS CONTAINED IN THE OFFER TO PURCHASE.

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Certain statements in this press release may constitute forward-looking statements. Forward-looking statements are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. Subject to Rules 13e-3(d)(2), 13e-3(f)(i)(iii) and 13d-3(b) of the Exchange Act, neither the Purchaser nor any of its affiliates undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.





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